Exhibit (h)(3)

                        FORM OF SHAREHOLDER SERVICE PLAN


     WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of common stock of the Trust currently consist of 16 series, as listed on Schedule A hereto (the "Portfolios");

     WHEREAS, shares of common stock of certain of the Trust's Portfolios are divided into two classes of shares, one of which is designated Class S;

     WHEREAS, the Trust employs the Administrator as the Administrator for the Portfolios;

     WHEREAS, the Trust and the Administrator have entered into an Administrative Services Agreement pursuant to which the Trust has employed the Administrator to provide certain services, including, but not limited to, administrative services necessary to the proper conduct of the Portfolios' business; and

     WHEREAS, the Trust wishes to adopt a Shareholder Service Plan of the Trust with respect to Class S shares as set forth hereinafter;

     NOW, THEREFORE, the Trust hereby adopts on behalf of the Portfolios with respect to their Class S shares, and the Administrator hereby agrees to the terms of the Plan, on the following terms and conditions:

     1. Each Portfolio shall make payments to the Administrator at an annual rate of 0.25% of each Portfolio's average daily net assets attributable to its Class S shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid quarterly or at such intervals as the Board of Trustees shall determine;

     2. The amount set forth in paragraph 1 of this Plan may be used by the Administrator to pay for services ("Services") including, but not limited to: teleservicing support in connection with the Portfolios; delivery and responding to inquires respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios; facilitation of the tabulation of variable contract owners' votes in the event of a meeting of Trust shareholders; the conveyance of information relating to shares purchased and redeemed and share balances to the Trust, its transfer agent, or the Administrator as may be reasonably requested; provision of support services including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting variable contract owners' interests in one or more Portfolios; provision and administration of variable contract features for the benefit of variable contract owners participating in the Trust, including fund transfers, dollar cost averaging, asset allocation, Portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

     3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trust's Board of Trustees and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act, this Plan shall take effect at the time specified by the Trust's Board of Trustees. The Plan shall continue in full force and effect as to the Class S shares of each Portfolio for so long as such continuance is specifically approved at least annually in the manner provided for in paragraph 3.

     5. The Administrator shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts paid under the Plan or any related agreement and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to the Trust at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 30 days' written notice to any other party to the Plan, and any agreement related to the Plan may be terminated at any time without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days' written notice to any other party to the agreement.

     7. Any material amendments to the Plan must be approved by the Independent Trustees, in the manner provided for approval and annual renewal in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Trustees who are not such interested persons.

     9. Any agreement related to the Plan shall terminate automatically in the event of its assignment.

     10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.


Approved: _________ __, 2001

                             SCHEDULE OF PORTFOLIOS

                               WITH RESPECT TO THE

                            SHAREHOLDER SERVICES PLAN

                                     BETWEEN

             PILGRIM VARIABLE PRODUCTS TRUST AND PILGRIM GROUP, INC.

PORTFOLIOS

Pilgrim VP MagnaCap Portfolio
Pilgrim VP Research Enhanced Index Portfolio
Pilgrim VP Growth Opportunities Portfolio
Pilgrim VP MidCap Opportunities Portfolio
Pilgrim VP Growth + Value Portfolio
Pilgrim VP SmallCap Opportunities Portfolio
Pilgrim VP International Value Portfolio
Pilgrim VP High Yield Bond Portfolio
Pilgrim VP Worldwide Growth Portfolio
Pilgrim VP International SmallCap Growth Portfolio
Pilgrim VP International Portfolio
Pilgrim VP Emerging Countries Portfolio
Pilgrim VP Growth and Income Portfolio
Pilgrim VP LargeCap Growth Portfolio
Pilgrim VP Financial Services Portfolio
Pilgrim VP Convertible Portfolio


                                       4